FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

      Cohen                          Betsy                          Z
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

             c/o RAIT Investment Trust 1818 Market Street 28th Floor
     --------------------------------------------------------------------
                                    (Street)

     Philadelphia                      PA                       19103
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

     RAIT Investment Trust ("RAS")
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
       2/02                            |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [     ]  Director                     [     ]  10% Owner

        [  X  ]  Officer                      [  X  ]  Other (specify below)
                 (give title below)

                  Chairman, CEO and Trustee
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |             |           |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |             |           |                |         |
===================================================================================================================================






















---------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
---------------------------------------------------------------------------------------------------------------------------------
                                  |                           |                         |
=================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                   (Over)
                                                              SEC 1474 (7/96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Option to purchase common shares |     $16.92                |      2-1-02             |  A     |       |  10,000     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Option to purchase common shares |   2-1-02      |  2-1-12      | Common Shares  |     10,000          |     %16.92
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Option to purchase common shares |        321,526               |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 /s/ Betsy Cohen                                                   4-10-02
------------------------------------                       -------------------
    Signature of Reporting Person                                  Date


Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                SEC 1474 (3/91)